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                                  EXHIBIT B4.7
               FORM OF SIX YEAR CONTRACT WITHDRAWAL CHARGE RIDER
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                    SIX YEAR CONTRACT WITHDRAWAL CHARGE RIDER

This rider is part of your policy. The effective date of this rider is the Contract Date shown on the Policy Data Page. The benefits described in this rider will cease upon termination of the policy. Benefits provided by this rider can only be elected prior to the Contract Date.

By attachment of this rider, your policy is amended as follows:

BENEFIT

This benefit revises the original Contract Withdrawal Charge schedule by removing the last two years of the Withdrawal Charge. The revised Withdrawal Charge schedule is shown on the Policy Data Page.

If this rider and the Extra Credit Premium Benefit are both chosen, American United Life Insurance Company reserves the right to limit the availability of the Extra Credit Premium Benefit Options.

COST

The charge for this rider is shown on the Policy Data Page. All charges for this rider will cease upon the expiration of the Contract Withdrawal Charge schedule.

This rider will not change, waive or extend any part of the policy, other than as stated herein.

                   American United Life Insurance Company(R)

                              /s/ William R. Brown

                                    Secretary